Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254836

PROSPECTUS SUPPLEMENT NO. 8

To Prospectus dated May 12, 2021

BUTTERFLY NETWORK, INC.

Up to 128,740,887 Shares of Class A Common Stock

Up to 26,426,937 Shares of Class B Common Stock

Up to 6,853,333 Warrants

This prospectus supplement no. 8 modifies, supersedes and supplements the prospectus dated May 12, 2021, as previously supplemented (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-254836). This prospectus supplement is being filed solely to update certain information related to the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) to reflect (i) the name change of a Selling Securityholder listed in the Prospectus and (ii) the transfers of Class A common stock, par value $0.0001 per share (“Class A common stock”), previously allocated to certain Selling Securityholders listed in the Prospectus.

The Prospectus and prospectus supplements relate to the issuance by us of up to an aggregate of 20,653,333 shares of Class A common stock, which consists of (i) up to 6,853,333 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Longview Acquisition Corp., a Delaware corporation (“Longview”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 13,800,000 shares of Class A common stock that are issuable upon the exercise of 13,800,000 warrants issued in connection with the initial public offering of Longview (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus and prospectus supplements also relate to the resale from time to time by the Selling Securityholders of up to (i) 6,853,333 Private Placement Warrants, (ii) 6,853,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 10,350,000 shares of Class A common stock held by Longview’s sponsor, Longview Investors LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), (iv) 17,500,000 shares of Class A common issued in the PIPE Financing (as defined below), (v) 80,237,554 shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly (as defined below) pursuant to the Business Combination Agreement (as defined below), including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (vi) 26,426,937 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on the NYSE under the symbols “BFLY” and “BFLY WS,” respectively. On November 12, 2021, the closing price of our Class A common stock was $8.60 and the closing price for our Public Warrants was $2.10.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2021.

SELLING SECURITYHOLDERS

The following information is provided to update the table appearing under the heading “Selling Securityholders” beginning on page 125 of the Prospectus in order to reflect (i) the name change of a Selling Securityholder listed in the Prospectus from Eldridge Butterfly Network Holdings LLC to Eldridge PIPE Holdings, LLC; (ii) the transfer of 2,250 shares of Class A common stock held by David A. Rothberg and Nan Birdwhistell, a Selling Securityholder listed in the Prospectus, to Ali Tesoriero Saslafsky, who was not previously listed as a Selling Securityholder in the Prospectus; (iii) the transfer of 442,934 shares of Class A common stock held by CRM 2020 GST Trust, a Selling Securityholder listed in the Prospectus, consisting of (A) 147,645 shares of Class A common stock transferred to Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Simone Meadow, (B) 147,644 shares of Class A common stock transferred to Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Averill Meadow, and (C) 147,645 shares of Class A common stock transferred to Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Herschel Meadow, each of which were not previously listed as Selling Securityholders in the Prospectus; (iv) the transfer of 2,000,000 shares of Class A common stock held by AJR 2012 Irrevocable Trust, a Selling Securityholder listed in the Prospectus, consisting of (A) 1,000,000 shares of Class A common stock transferred to AJR A Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees, and (B) 1,000,000 shares of Class A common stock transferred to AJR J Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees, each of which were not previously listed as Selling Securityholders in the Prospectus; (v) the transfer of 132,343 shares of Class A common stock held by Daniel B. Rothberg 2020 Irrevocable Directed Trust, a Selling Securityholder listed in the Prospectus, to Daniel B. Rothberg 2021 Irrevocable Directed Trust u/a/d July 26, 2021, Nan Mead Birdwhistell and Daniel A. Seligson, Trustees, who was not previously listed as a Selling Securityholder in the Prospectus; and (vi) the transfer of 132,343 shares of Class A common stock held by Jason B. Rothberg 2020 Irrevocable Directed Trust, a Selling Securityholder listed in the Prospectus, to Jason B. Rothberg 2021 Irrevocable Directed Trust u/a/d July 26, 2021, Nan Mead Birdwhistell and Daniel A. Seligson, Trustees, who was not previously listed as a Selling Securityholder in the Prospectus. To update the information contained in this section to reflect the name change and transfers, the following table is revised to update the name of Eldridge Butterfly Network Holdings LLC to Eldridge PIPE Holdings, LLC, to include the applicable information of Ali Tesoriero Saslafsky; Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Simone Meadow; Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Averill Meadow; Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Herschel Meadow; AJR A Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees; AJR J Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees; Daniel B. Rothberg 2021 Irrevocable Directed Trust u/a/d July 26, 2021, Nan Mead Birdwhistell and Daniel A. Seligson, Trustees; and Jason B. Rothberg 2021 Irrevocable Directed Trust u/a/d July 26, 2021, Nan Mead Birdwhistell and Daniel A. Seligson, Trustees; to reduce the shares of Class A common stock offered by David A. Rothberg and Nan Birdwhistell following the transfer to Ali Tesoriero Saslafsky; and to reduce the shares of Class A common stock offered by AJR 2012 Irrevocable Trust following the transfer to AJR A Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees, and AJR J Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees.

The shares of Class A common stock held by the Selling Securityholders listed in the table below were included in the 114,940,887 shares of our Class A common stock registered for resale under the registration statement of which the Prospectus forms a part. The percentages in the following table are based on 170,573,310 shares of Class A common stock outstanding as of September 30, 2021.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned prior to this Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Eldridge PIPE Holdings, LLC(1)	2,500,000	1.47%	-	-	-	-	2,500,000	-	-	-	-	-	-	-	-
David A. Rothberg and Nan Birdwhistell(2)	483,586	*	-	-	-	-	483,586	-	-	-	-	-	-	-	-
Ali Tesoriero Saslafsky(2)	2,250	*	-	-	-	-	2,250	-	-	-	-	-	-	-	-
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Simone Meadow(2)	147,645	*	-	-	-	-	147,645	-	-	-	-	-	-	-	-
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Averill Meadow(2)	147,644	*	-	-	-	-	147,644	-	-	-	-	-	-	-	-
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Herschel Meadow(2)	147,645	*	-	-	-	-	147,645	-	-	-	-	-	-	-	-
AJR 2012 Irrevocable Trust(2)	696,851	*	-	-	-	-	696,851	-	-	-	-	-	-	-	-
AJR A Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees(2)	1,000,000	*	-	-	-	-	1,000,000	-	-	-	-	-	-	-	-
AJR J Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees(2)	1,000,000	*	-	-	-	-	1,000,000	-	-	-	-	-	-	-	-
Daniel B. Rothberg 2021 Irrevocable Directed Trust u/a/d July 26, 2021, Nan Mead Birdwhistell and Daniel A. Seligson, Trustees(2)	132,343	*	-	-	-	-	132,343	-	-	-	-	-	-	-	-
Jason B. Rothberg 2021 Irrevocable Directed Trust u/a/d July 26, 2021, Nan Mead Birdwhistell and Daniel A. Seligson, Trustees(2)	132,343	*	-	-	-	-	132,343	-	-	--	-	-	-	-	-f

*	Denotes less than 1%.

(1)	The business address of such holder is 600 Steamboat Road, Floor 2, Greenwich, Connecticut 06830.

(2)	Unless otherwise indicated, the business address of each of these holders is c/o Butterfly Network, Inc., 530 Old Whitfield Street, Guilford, CT 06437.

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